Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

December 4, 2009

Regency Centers Corporation

One Independent Drive - Suite 114

Jacksonville, FL 32202

Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (Registration No. 333-158635) of Regency Centers Corporation (the “Company”) under the Securities Act of 1933, as amended, for (i) the offer and sale of 8,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Underwritten Shares”), which shares were borrowed by the underwriters or their respective affiliates from third parties, (ii) the sale by the Company, at the option of the underwriters, of up to 1,200,000 shares of common stock, solely to cover over-allotments (the “Option Shares”), (iii) the issuance of up to 8,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Settlement Shares”) pursuant to forward stock purchase agreements, each consisting of the 2002 ISDA Master Agreement and a Confirmation dated as of December 4, 2009 (collectively, the “Forward Agreements”) entered into between the Company and each of JPMorgan Chase Bank, National Association (“JPMorgan Bank”) and Wachovia Bank, National Association (“Wachovia”, and together with JPMorgan Bank, the “Forward Counterparties”) and (iv) the sale by the Company to the underwriters of any shares of common stock in lieu of the affiliates of the underwriters borrowing and selling to the underwriters any of the Underwritten Shares (the “Standby Shares” and, together with the Underwritten Shares, the Option Shares and the Settlement Shares, the “Shares”).

In connection with the offer and sale of the Underwritten Shares and any Option Shares and Standby Shares, and the issuance of the Settlement Shares and any Option Shares and Standby Shares, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the offer and sale of the Underwritten Shares and any Option Shares and Standby Shares (c) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the issuance and sale of the Settlement Shares pursuant to the Forward Agreements and the issuance of any Option Shares and Standby Shares and (d) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Underwritten Shares have been duly authorized, and when delivered against payment therefore, will be legally issued, fully paid and nonassessable. Furthermore, based on the documents set forth above, we are of the opinion that the Settlement Shares have been duly authorized, and when duly issued and delivered to the Forward Counterparties in accordance with the Forward Agreements against payment therefore, will be legally issued, fully paid and nonassessable. In addition, based on the documents set forth

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

December 4, 2009

above, we are of the opinion that any Option Shares and Standby Shares have been duly authorized, and when duly issued and delivered against payment therefore, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares dated December 4, 2009. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FOLEY & LARDNER LLP